 Exhibit 99.1

Energy and Corporate Finance Executive Keith Behrens Appointed to Board of Directors of ENSERVCO Corporation

DENVER, CO--(Marketwired - July 16, 2014) - ENSERVCO Corporation (NYSE MKT: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced Keith Behrens has been appointed as director of the Company's board. The appointment expands ENSERVCO's board to five directors.

Mr. Behrens is managing director and head of the Energy Investment Banking Group at Stephens Inc., a leading independent financial services firm based in Little Rock, Arkansas. Prior to joining Stephens in 2009, he was a co-founder and managing partner of Energy Capital Solutions. Mr. Behrens has more than two decades of investment banking experience, most of which has been focused on the oil and gas industry. He has generated and led the execution of more than 140 M&A, debt and equity transactions collectively valued at more than $24 billion.

Mr. Behrens is active in several energy industry organizations, and was chairman of the Independent Petroleum Association of America's 2013 Private Capital Conference. He earned a bachelor of business administration and master of business administration from the University of Texas at Austin.

Rick Kasch, President and CEO, said, "Keith's extensive expertise in the energy and corporate finance sectors will be of tremendous value to the ENSERVCO board. We look forward to leveraging his knowledge and strategic input as we pursue the continued growth of the Company."

About ENSERVCO
Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac-water heating and fluid management services. The Company owns and operates a fleet of more than 230 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Contacts:
Pfeiffer High Investor Relations, Inc.
Geoff High
Phone 303-393-7044
Email: geoff@pfeifferhigh.com